EXHIBIT 10.7

INTELLECTUAL PROPERTY MATTERS AGREEMENT

BETWEEN

HALLIBURTON COMPANY

and

KBR, INC.

Dated November 20, 2006

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ARTICLE X GENERAL PROVISIONS		16
SECTION 10.1	Effect if IPO does not Occur	16
SECTION 10.2	Relationship of Parties	16
SECTION 10.3	Incorporation of Separation Agreement Provisions	16
SECTION 10.4	Governing Law; Jurisdiction	16
SECTION 10.5	Severability	17
SECTION 10.6	Amendment	17
SECTION 10.7	Assignment	17
SECTION 10.8	No Strict Construction	17
SECTION 10.9	Further Assurances	17
SECTION 10.10	Counterparts	17

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INTELLECTUAL PROPERTY MATTERS AGREEMENT

This INTELLECTUAL PROPERTY MATTERS AGREEMENT (this “Agreement”) is entered into as of the 20th day of November, 2006 by and between Halliburton Company, a Delaware corporation (“Halliburton”), and KBR, Inc., a Delaware corporation (“KBR”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof or in the Master Separation Agreement (as defined below).

WHEREAS, the Board of Directors of Halliburton has determined that it is in the best interests of Halliburton and its shareholders to make an initial public offering (“IPO”) of shares of KBR common stock;

WHEREAS, in order to effectuate the foregoing, Halliburton and KBR have entered into a Master Separation Agreement, dated as of the date hereof (the “Separation Agreement”), which provides, among other things, subject to the terms and conditions thereof, for the Separation, the IPO, and the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the foregoing; and

WHEREAS, in order to facilitate implementation of the Separation Agreement, Halliburton, on behalf of itself and the Halliburton Group (as defined below), and KBR, on behalf of itself and the KBR Group (as defined below), are entering into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain intellectual property.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Wherever used in this Agreement, the following terms shall have the meanings indicated below, unless a different meaning is plainly required by the context. The singular shall include the plural, unless the context indicates otherwise. Headings of sections are used for convenience of reference only, and in case of conflict, the text of this Agreement, rather than such headings, shall control:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Agreement” means this Intellectual Property Matters Agreement and all amendments made hereto from time to time.

“Appropriate Members of the Halliburton Group” shall have the meaning set forth in Section 8.2.

“Appropriate Members of the KBR Group” shall have the meaning set forth in Section 8.3.

“Change of Control” means that as the result of an event or series of events, one or more parties unaffiliated with KBR or Halliburton, acquires 50% or more of the ownership or control, direct or indirect, of KBR or Halliburton.

“Coal Gasification Field of Use” means the fields of business and operations, whether or not previously conducted by Halliburton or KBR, related to the engineering, construction and operation of facilities for coal gasification.

“Coal Gasification Technology” means the coal gasification technologies identified in Attachment A hereto. For the avoidance of doubt, Coal Gasification Technology is a subset of KBR Patents and KBR Other IP.

“Coal Producing and Processing Companies” means those Persons whose business includes the production, sale or processing of coal, and excludes, without limitation, those Persons whose principal business is the provision of engineering and/or construction services and those Persons whose principal business is the provision of upstream oilfield services.

“Confidential IP Information” shall have the meaning set forth in Section 7.1 hereof.

“Field Processing Field of Use” means the fields of business and operations, whether or not previously conducted by Halliburton or KBR, related to the engineering, construction and operation of facilities for the upgrading of hydrocarbons or non-hydrocarbons associated with production from subterranean formations via wells, and disposition of hydrocarbon and non-hydrocarbon byproduct materials, all of the foregoing when performed generally proximate to the location from which the hydrocarbons and/or non-hydrocarbons are produced in conjunction with an integrated customer project which additionally includes upstream field development activities (e.g., one or more of well construction; formation or reservoir evaluation; completion; production enhancement, monitoring, and/or optimization). To be clear, the Field Processing Field of Use comprises the engineering, construction and operation of facilities for the upgrading of hydrocarbons or non-hydrocarbons as aforesaid and does not comprise the upstream field development activities associated therewith, and also does not comprise the refining of hydrocarbons beyond the scope of the Upgrade Technology.

“Government and Infrastructure Persons” means Persons of the kind and type with which KBR conducts business through its Government and Infrastructure segment as of the IPO Closing Date, and excludes those Persons whose principal business is the provision of upstream oilfield services.

“Halliburton” means Halliburton Company, a Delaware corporation. In all such instances in which “Halliburton” is referred to in this Agreement, it shall also be deemed to include a reference to each or any member of the Halliburton Group, unless it specifically provides otherwise; Halliburton shall be solely responsible to KBR for ensuring that each member of the Halliburton Group complies with the applicable terms of this Agreement.

“Halliburton Fields of Use” means (a) the fields of the business and operations conducted by Halliburton on the IPO Closing Date, (b) all fields of use other than the KBR Fields of Use, (c) the Field Processing Field of Use, (d) the Coal Gasification Field of Use, and (e) the Riser Field of Use.

“Halliburton Group” shall have the meaning set forth in the Separation Agreement.

“Halliburton Indemnitees” shall have the meaning set forth in Section 8.3.

“Halliburton Licensed Other IP” means all Halliburton Other IP used by KBR prior to the IPO Closing Date.

“Halliburton Marks” means all trademarks, service marks, logos, trade names, business names and trade dress owned by Halliburton immediately prior to the IPO Closing Date.

“Halliburton Other IP” means all intellectual property (including, without limitation, trade secrets, copyrights, and know-how) owned by Halliburton immediately prior to the IPO Closing Date, but excluding the Halliburton Patents and the Halliburton Marks.

“Halliburton Patents” means those patents and patent applications which are owned by Halliburton immediately prior to the IPO Closing Date.

“Halliburton Third Party Patents” means those patents that are not owned by Halliburton or KBR but to which Halliburton has rights under a license agreement with a third party immediately prior to the IPO Closing Date.

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Indemnitee” shall have the meaning set forth in Section 8.4(a).

“IP Rights” means the Halliburton Patents, Halliburton Marks, Halliburton Licensed Other IP, KBR Patents, KBR Marks, and KBR Licensed OtherIP.

“IPO” has the meaning set forth in the Recitals hereof, as the same is further described in the Separation Agreement.

“IPO Closing Date” means the first date on which the proceeds of any sale of KBR Common Stock to the underwriters in the IPO are received.

“KBR” means KBR, Inc., a Delaware corporation. In all such instances in which KBR is referred to in this Agreement, it shall also be deemed to include a reference to each or any member of the KBR Group, unless it specifically provides otherwise; KBR shall be solely responsible to Halliburton for ensuring that each member of the KBR Group complies with the applicable terms of this Agreement.

“KBR Data” shall have the meaning set forth in Section 5.2.

“KBR Fields of Use” means (a) the fields of the business and operations conducted by KBR on the IPO Closing Date, (b) except as otherwise specifically provided in the Separation Agreement, the fields of any terminated, divested or discontinued business or operation that at the time of such termination, divestiture or discontinuation was conducted by KBR, (c) the Field Processing Field of Use, (d) the Coal Gasification Field of Use, (e) the Riser Field of Use, and (f) the fields of the following global engineering, procurement, construction, technology and other services provided to energy and industrial customers and government entities worldwide:

(i)	construction, maintenance, procurement, training and logistics services for government or military operations, facilities and installations;

(ii)	civil engineering, construction, consulting and project management services for state and local government agencies and private industries;

(iii)	integrated security solutions, including threat definition assessments, mitigation and consequence management; design, engineering and program management; construction and delivery; and physical security, operations and maintenance;

(iv)	dockyard, military or aircraft facilities operation and management, with services that include design, construction, surface/subsurface/airborne fleet maintenance, nuclear engineering and refueling, and weapons engineering;

(v)	privately financed initiatives such as a facility, service or infrastructure for a government client, and the ownership, operation and maintenance of same;

(vi)	engineering and construction capabilities, including global engineering execution centers, as well as engineering, construction and program management of liquefied natural gas, gas-to-liquids (“GTL”), ammonia, fertilizers, petrochemicals, crude oil refineries, power generation facilities and natural gas plants;

(vii)	oil and gas facilities engineering, marine technology and project management;

(viii)	operations, maintenance and start-up services to the oil and gas, petrochemical, forest product, power and commercial markets;

(ix)	technology licensing in the areas of: ammonia, fertilizers and synthesis gas; petrochemicals; refining; upgrading of hydrocarbons; chemicals and polymers in non-oil field services industries; subsea risers; and coal monetization at the surface and associated downstream processing; and

(x)	consulting services in the form of expert technical and management advice that includes studies, conceptual and detailed engineering, project management, construction supervision and design, and construction verification or certification in upstream, midstream and downstream markets.

Notwithstanding the above, “KBR Fields of Use” excludes the following fields of product or service delivery and technology licensing (including, without limitation, software and data processing):

(A)	exploration for hydrocarbons;

(B)	products used in well construction or within a well;

(C)	services relating to a well or proximate geological formation;

(D)	products or services relating to production and/or production optimization from one or more wells and/or reservoirs, including, without limitation, the RTO field of the intellectual properties assigned January 1, 2005 from Kellogg Brown and Root, Inc. to Landmark Graphics Corporation of the Halliburton Group under Contract Number 2005-COM-028432, but not including design or installation of surface or sea-bottom facilities;

(E)	hydrocarbon reservoir engineering or modeling;

(F)	any of consulting services, project management, and/or supervision, in relation to any of hydrocarbon exploration, well construction, production from one or more wells and/or hydrocarbon reservoirs; and

(G)	any of the chemical compositions patented and owned by Halliburton.

“KBR Group” shall have the meaning set forth in the Separation Agreement.

“KBR Indemnitees” shall have the meaning set forth in Section 8.2.

“KBR Licensed Other IP” means the KBR Other IP used by Halliburton prior to the IPO Closing Date, the Upgrade Technology, the Riser Technology, and the Coal Gasification Technology.

“KBR Marks” means all trademarks, service marks, logos, trade names, business names and trade dress owned by KBR immediately prior to the IPO Closing Date.

“KBR Other IP” means all intellectual property (including, without limitation, trade secrets, copyrights, and know-how) owned by KBR immediately prior to the IPO Closing Date, but excluding all KBR Patents and KBR Marks.

“KBR Patents” shall mean those patents and patent applications which are owned by KBR immediately prior to the IPO Closing Date and any patents claiming any of the Upgrade Technology, Riser Technology, or Coal Gasification Technology.

“KBR Third Party Patents” means those patents that are not owned by Halliburton or KBR but to which KBR has rights under a license agreement with a third party immediately prior to the IPO Closing Date.

“Losses” shall have the meaning set forth in the Separation Agreement.

“Oil and Gas Producing Companies” means those Persons whose principal business is the production and sale of oil and gas, and excludes, without limitation, those Persons whose principal business is the provision of engineering and/or construction services and those Persons whose principal business is the provision of upstream oilfield services.

“Refining or Industrial Processing Companies” means those Persons whose principal business is the refining of hydrocarbons and sale of refined products, or Persons whose principal business is other industrial processing and whose products are included in the KBR Fields of Use, and excludes, without limitation, those Persons whose principal business is the provision of upstream oilfield services.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Riser Field of Use” means the fields of business and operations, whether or not previously conducted by Halliburton or KBR, related to the engineering, construction and operation of subsea riser facilities.

“Riser Technology” means the KBR Patents and KBR Other IP covering subsea risers, their interface to other equipment (including, without limitation, either subsea or on platforms), riser construction, operation, installation, removal, and any riser related services, and specifically including KBR’s “Compliant Vertical Access Riser” technology, owned by KBR on or before the effective date of the Intellectual Property Matters Agreement. For the avoidance of doubt, Riser Technology is a subset of KBR Patents and KBR Other IP.

“ROSE™ Technology” means the Residuum Oil Supercritical Extraction heavy oil technology of KBR identified on Attachment B hereto.

“Separation” shall have the meaning set forth in the Separation Agreement.

“Separation Agreement” means the Master Separation Agreement between Halliburton Company and KBR, Inc. entered into as of November 20, 2006.

“Software License Agreements” shall have the meaning set forth in Section 5.2.

“Third Party Claims” shall have the meaning set forth in Section 8.4(a).

“Upgrade Technology” means the field upgrade technologies identified in Attachment B hereto including, without limitation, ROSE™ Technology. For the avoidance of doubt, Upgrade Technology is a subset of KBR Patents and KBR Other IP.

ARTICLE II

OWNERSHIP OF INTELLECTUAL PROPERTY

SECTION 2.1 KBR’s Ownership. Halliburton expressly acknowledges that, as between the parties, KBR is the sole and exclusive owner of the KBR Patents, the KBR Other IP, and the KBR Marks, and Halliburton agrees that it shall do nothing inconsistent with such ownership. KBR shall exercise full control over KBR Patents, KBR Other IP, and the KBR Marks, which includes (a) the right to sell or transfer its ownership interests in the KBR Patents, KBR Other IP, and the KBR Marks, provided that any such sale or transfer shall be made subject to Halliburton’s rights under this Agreement, and (b) the right to abandon its proprietary rights in the trade secrets and know how which are part of the KBR Other IP by disclosure or otherwise. Halliburton shall not claim or assert any right of ownership in or to the KBR Patents, KBR Other IP, or the KBR Marks and shall not initiate any litigation, administrative proceeding or regulatory or other action that could destroy, damage, or impair in any way the ownership or rights of KBR in and to the KBR Patents, KBR Other IP or the KBR Marks and shall not assist any other Person in doing the same.

SECTION 2.2 Halliburton’s Ownership. KBR expressly acknowledges that, as between the parties, Halliburton is the sole and exclusive owner of the Halliburton Patents, Halliburton Other IP, and the Halliburton Marks, and KBR agrees that it shall do nothing inconsistent with such ownership. Halliburton shall exercise full control over Halliburton Patents, Halliburton Other IP and the Halliburton Marks, which includes (a) the right to sell or transfer its ownership interests in the Halliburton Patents, Halliburton Other IP, and the Halliburton Marks provided that any such sale or transfer shall be made subject to KBR’s rights under this Agreement, and (b) the right to abandon its proprietary rights in the trade secrets and know how which are part of the Halliburton Other IP by disclosure or otherwise. KBR shall not claim or assert any right of ownership in or to the Halliburton Patents, Halliburton Other IP, or Halliburton Marks and shall not initiate any litigation, administrative proceeding or regulatory or other action that could destroy, damage, or impair in any way the ownership or rights of Halliburton in and to the Halliburton Patents, the Halliburton Other IP or the Halliburton Marks and shall not assist any other Person in doing the same.

SECTION 2.3 KBR Marks and Halliburton Marks. Immediately upon the IPO Closing Date, KBR shall cease all use of the Halliburton Marks, including without limitation any such use on KBR’s websites, and Halliburton shall cease all use of the KBR Marks, including without limitation any such use on Halliburton’s websites. KBR shall not adopt any trademarks, service marks, logos, trade names, business names, or trade dress confusingly similar to the Halliburton Marks, and Halliburton shall not adopt any trademarks, service marks, logos, trade names, business names or trade dress confusingly similar to the KBR Marks. Notwithstanding the above, KBR agrees that Halliburton may continue, after the IPO Closing Date, to use the term “Kellogg,” “KBR” or “Kellogg Brown & Root” as part of the name of one Halliburton Group entity that will serve as a holding company and will not directly provide any goods or services.

ARTICLE III

LICENSES TO HALLIBURTON

SECTION 3.1 KBR Patents. Subject to the terms and conditions set forth in this Agreement (and, with respect to the Coal Gasification Technology, to the extent permitted under its current agreements with Southern Company Services, Inc. (“Southern”) and the United States Department of Energy (“DOE”)), KBR hereby grants to Halliburton a royalty-free, non-exclusive, worldwide license in the Halliburton Fields of Use to all rights available under the KBR Patents, limited only by Halliburton’s confidentiality and non-use obligations hereunder. Halliburton shall have the right to grant sublicenses under such KBR Patents in the Halliburton Fields of Use (and with respect to the Coal Gasification Technology, to the extent permitted under KBR’s current agreements with Southern and DOE) only to Oil and Gas Producing Companies and Coal Producing and Processing Companies, and subject to Section 3.4. Except as otherwise provided in this Agreement, the license in this Section 3.1 shall remain in effect for the life of such KBR Patents.

SECTION 3.2 KBR Licensed Other IP. Subject to the terms and conditions set forth in this Agreement, KBR hereby grants to Halliburton a royalty-free, non-exclusive, worldwide license in the Halliburton Fields of Use (and with respect to the Coal Gasification Technology, to the extent permitted under KBR’s current agreements with Southern and DOE) to all rights available under the KBR Licensed Other IP, limited only by Halliburton’s confidentiality and non-use obligations hereunder. Halliburton shall have the right to grant sublicenses only to Oil and Gas Producing Companies and Coal Producing and Processing Companies under such KBR Licensed Other IP in the Halliburton Fields of Use (and with respect to the Coal Gasification Technology, to the extent permitted under KBR’s current agreements with Southern and DOE), subject to Section 3.4, for such Oil and Gas Producing Companies’ and Coal Producing and Processing Companies’ use of products or services that are provided by Halliburton and embody the KBR Licensed Other IP. Except as otherwise provided in this Agreement, the license in this Section 3.2 shall remain in effect for the life of such KBR Licensed Other IP.

SECTION 3.3 KBR Third Party Patents. Upon the request of Halliburton and to the extent permitted under KBR’s license agreements with third parties and under its current agreements with Southern and DOE, KBR shall grant to Halliburton a sublicense to the KBR Third Party Patents in the Halliburton Fields of Use to the full extent, and on the most favorable terms, allowed under KBR’s license agreements. Except as otherwise provided in this Agreement, any such sublicense shall remain in effect so long as KBR’s right to grant sublicenses remains in effect.

SECTION 3.4 Upgrade Technology, Riser Technology and Coal Gasification Technology Fees. Halliburton acknowledges that KBR may charge its customers license and engineering fees in connection with the design and use of the Upgrade Technology, Riser Technology and the Coal Gasification Technology. In the event of (a) a sub-license under the Upgrade Technology or Riser Technology from Halliburton to an Oil and Gas Producing Company or a Coal Producing and Processing Company to practice the Upgrade Technology or Riser Technology, (b) Halliburton’s use of the Riser Technology in the Riser Field of Use, (c) Halliburton’s use of the Upgrade Technology in the Field Processing Field of Use, (d) a sub- license under the Coal Gasification Technology from Halliburton to a Coal Producing and

Processing Company or an Oil and Gas Producing Company to practice the Coal Gasification Technology, or (e) Halliburton’s use of the Coal Gasification Technology in the Coal Gasification Field of Use, Halliburton will pay to KBR such license and engineering fees agreed to by KBR, being commercially reasonable and consistent with KBR practices at the time, and upon terms and conditions agreed to by KBR, such terms and conditions also being commercially reasonable and consistent with KBR practices at the time. In the event of Halliburton being a KBR customer (as differentiated from being a licensee, in which case KBR shall include its license and engineering fees in accordance with the preceding sentence) for KBR’s engineering, construction, and/or operation of facilities utilizing Upgrade Technology, Riser Technology or Coal Gasification Technology, then KBR shall include said license and engineering fees and terms, which shall be commercially reasonable and consistent with KBR practices at the time, in its pricing to Halliburton. In the event KBR is obligated to pay any third party any amounts due to the use or sublicense by Halliburton of any rights granted in this Agreement, such amounts being in addition to such license and engineering fees and equally applicable to any party were such party to be in Halliburton’s position, Halliburton shall, at KBR’s discretion, either pay such amounts on KBR’s behalf to such third party when due, or pay such amounts promptly to KBR.

SECTION 3.5 Retained Rights. Except as expressly set forth in Sections 3.1, 3.2 and 3.3 of this Agreement, no other intellectual property rights are granted to Halliburton by KBR hereunder, whether by implication or otherwise, and KBR hereby reserves all such intellectual property rights it otherwise has, including the right to develop and own intellectual property in the Halliburton Fields of Use.

SECTION 3.6 Reports; Audit Right. Halliburton shall provide KBR an annual report on or prior to the first and each subsequent anniversary of the IPO Closing Date describing all activities of Halliburton relating to the offering to sublicense and/or sublicensing of any rights granted to it under this Agreement to which a fee attaches pursuant to Section 3.4. Halliburton shall maintain for a period of three (3) years following the date of each royalty report and payment due under this Agreement accurate and complete books and records which support the determination of the royalty payment which was due under this Agreement on the date of that report and payment. Such books and records shall be kept in accordance with generally accepted accounting principles. Upon twenty (20) days’ written notice, Halliburton shall permit the examination of such records, at KBR’s expense, by the KBR or its designated representative, at any time during normal business hours throughout the term of this Agreement and for three (3) years following its termination, for the purpose of verifying the payments due hereunder. If any such examination reveals that an error has been made in Halliburton’s favor in the amount of royalties paid for any calendar year equal to five percent (5%) or more of such payments, then the cost of the audit shall be paid by Halliburton. Any error in royalty payments shall be corrected by payment of an amount equal to one hundred ten percent (110%) of that which Halliburton has failed to report or pay, within thirty (30) days of receipt by Halliburton of written notice of such failure to pay.

ARTICLE IV

LICENSES TO KBR

SECTION 4.1 Halliburton Patents. Subject to the terms and conditions set forth in this Agreement, Halliburton hereby grants to KBR a royalty-free, non-exclusive, worldwide license in the KBR Fields of Use to all rights available under the Halliburton Patents, limited only by KBR’s confidentiality and non-use obligations hereunder. KBR shall have the right to grant sublicenses only to its customers who are Oil and Gas Producing Companies or Refining or Industrial Processing Companies or Coal Producing and Processing Companies or Government and Infrastructure Persons under the Halliburton Patents in the KBR Fields of Use. Except as otherwise provided in this Agreement, the license in this Section 4.1 shall remain in effect for the life of the Halliburton Patents.

SECTION 4.2 Halliburton Licensed Other IP. Subject to the terms and conditions set forth in this Agreement, Halliburton hereby grants KBR a royalty-free, non-exclusive, worldwide license in the KBR Fields of Use to all rights available under the Halliburton Licensed Other IP, limited only by KBR’s confidentiality and non-use obligations hereunder. KBR shall have the right to grant sublicenses only to its customers who are Oil and Gas Producing Companies or Refining or Industrial Processing Companies or Coal Producing and Processing Companies or Government and Infrastructure Persons under the Halliburton Licensed Other IP in the KBR Fields of Use for such customers’ use of products or services that are provided by KBR and embody the Halliburton Licensed Other IP. Except as otherwise provided in this Agreement, the license in this Section 4.2 shall remain in effect for the life of the Halliburton Licensed Other IP.

SECTION 4.3 Halliburton Third Party Patents. Upon the request of KBR and to the extent permitted under Halliburton’s license agreements with third parties, Halliburton shall grant to KBR a sublicense to the Halliburton Third Party Patents in the KBR Fields of Use to the full extent, and on the most favorable terms, allowed under Halliburton’s license agreements. Except as otherwise provided in this Agreement, any such sublicense shall remain in effect so long as Halliburton’s right to grant sublicenses remains in effect.

SECTION 4.4 Retained Rights. Except as expressly set forth in Sections 4.1, 4.2 and 4.3 of this Agreement, no other intellectual property rights are granted to KBR by Halliburton hereunder, whether by implication or otherwise, and Halliburton hereby reserves all such intellectual property rights it otherwise has, including without limitation the right to develop and own intellectual property in the KBR Fields of Use.

ARTICLE V

OTHER AGREEMENTS

SECTION 5.1 Conflict. In the event of any conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement shall control.

SECTION 5.2 Software License Agreement. The terms and conditions of this Agreement shall not apply to those Software License Agreements between Halliburton Energy Services, Inc. and Kellogg Brown & Root LLC, dated November 20, 2006, providing licenses for the internal use of certain administrative software (the “Software License Agreements”). Except as otherwise explicitly stated in the Software License Agreements, all data associated with or contained in the software assigned or licensed under the Software License Agreements shall be treated as follows: (a) data primarily related to activities in the KBR Fields of Use prior to the IPO Closing Date (“KBR Data”) shall be considered KBR Other IP hereunder and (b) all such data other than KBR Data shall be considered Halliburton Other IP hereunder.

ARTICLE VI

MAINTENANCE AND ENFORCEMENT

SECTION 6.1 Prosecution and Maintenance of IP Rights. The party who is the owner of any of the IP Rights shall, during the term of this Agreement, be responsible for all actions and costs relating to the prosecution, protection, and maintenance of such IP Rights, including without limitation prosecuting patent applications and maintaining existing and future patents. The IP Rights subject to this Agreement shall include all rights which result from any application, prosecution, protection or maintenance of the IP Rights.

SECTION 6.2 Enforcement of IP Rights. In the event that a party learns that any IP Rights licensed to it hereunder are being infringed or used improperly or without authorization by any Person, such party shall promptly notify the owner of such IP Rights. The owner of the infringed IP Rights shall decide in its sole and exclusive discretion what action to take or not to take in response. The owner shall have the right to act to terminate any infringement, including, without limitation, prosecuting a lawsuit or other legal proceeding at its own expense, and such party may retain in full any and all recovery it may receive as a result of its actions to terminate such infringement. The licensee of any IP Rights hereunder agrees to reasonably cooperate with the owner of such IP Rights in connection with any actions of the owner to enforce or defend its IP Rights.

ARTICLE VII

CONFIDENTIALITY

SECTION 7.1 Confidentiality. Notwithstanding anything to the contrary in the Separation Agreement, Halliburton and KBR shall hold and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence and not to use, disclose or release without the prior written consent of the other party, any and all Confidential IP Information (as defined herein) of the other party; provided, that the parties may use the other party’s Confidential IP Information pursuant to Sections 3.1, 3.2, 4.1, and/or 4.2, and may disclose, or may permit disclosure of, the other party’s Confidential IP Information under confidentiality and nonuse obligations which are at least as strict as those provided in this Agreement (a) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties and in respect of whose failure to comply with such obligations, Halliburton or KBR, as the case may be, will be responsible, (b) to their customers who are Oil and Gas Producing Companies or Refining or Industrial Processing Companies or Government and Infrastructure Persons to the extent reasonably necessary for such customers’ use of products or services that are provided under this Agreement by Halliburton or KBR, as the case may be, and that embody Confidential IP Information, or (c) to the extent Halliburton or KBR is compelled to disclose any such Confidential IP Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential IP Information is made pursuant to clause (c) above, Halliburton or KBR, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the party whose Confidential IP Information is required to be disclosed shall or shall cause the other party to furnish, or cause to be furnished, only that portion of the Confidential IP Information that is legally required to be disclosed. As used in this Section 7.1, “Confidential IP Information” shall mean all proprietary, technical or operational information, data or material relating to intellectual property, including without limitation all trade secrets and know-how, of one party which, prior to or following the IPO Closing Date, has been disclosed by Halliburton, on the one hand, or KBR, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to any other provision of this Agreement (except to the extent that such Confidential IP Information can be shown to have been (i) in the public domain through no fault of such party, (ii) later lawfully acquired from other sources by the party to which it was furnished or (iii) created independently by such party without the benefit of Confidential IP Information; provided, however, in the case of (ii) that such sources did not provide such Confidential IP Information in breach of any confidentiality obligations). Notwithstanding anything to the contrary set forth herein, Halliburton, on the one hand, and KBR, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential IP Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar confidential intellectual property information.

SECTION 7.2 Equitable Relief. Each party acknowledges that a breach of its obligations under Section 7.1 may cause the other party irreparable and significant harm and that, in addition to any other remedies available to it, such party may seek immediate injunctive relief without the need for posting any bond in connection therewith.

ARTICLE VIII

WARRANTIES AND INDEMNIFICATION

SECTION 8.1 No Representation or Warranty. Halliburton and KBR make no representations or warranties of any kind, express or implied, with respect to any of the IP Rights licensed hereunder, all of which are provided “AS IS”, and neither party makes any representations or warranties as to the completeness, sufficiency or accuracy of any IP Rights licensed hereunder, or the freedom from infringement of third party rights by the exercise of any IP Rights licensed hereunder.

SECTION 8.2 Indemnification by Halliburton. Except as otherwise provided in this Agreement, Halliburton and the Appropriate Members of the Halliburton Group shall indemnify, defend and hold harmless KBR, each member of the KBR Group and their respective successors and assigns (collectively, the “KBR Indemnitees”), from and against any and all Losses of the KBR Indemnitees relating to, arising out of or resulting from the Halliburton Business (as defined in the Separation Agreement), provided that (a) such Losses are in connection with the subject matter of this Agreement and (b) the Losses do not relate to, arise out of, or result from KBR Indemnitees operating in the Halliburton Field of Use. Halliburton shall not indemnify, defend or hold harmless the KBR Indemnitees for any Losses arising out of KBR’s use of the Halliburton Patents or Halliburton Other IP. As used in this Section 8.2, “Appropriate Members of the Halliburton Group” means the member or members of the Halliburton Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

SECTION 8.3 Indemnification by KBR. Except as otherwise provided in this Agreement, KBR and the Appropriate Members of the KBR Group shall indemnify, defend and hold harmless Halliburton, each member of the Halliburton Group and their respective successors and assigns, (collectively, the “Halliburton Indemnitees”) from and against any and all Losses of the Halliburton Indemnitees relating to, arising out of or resulting from the KBR Business (as defined in the Separation Agreement), provided that (a) such Losses are in connection with the subject matter of this Agreement and (b) the Losses do not relate to, arise out of, or result from Halliburton Indemnitees operating in the KBR Field of Use. KBR shall not indemnify, defend or hold harmless the Halliburton Indemnitees for any such Losses arising out of Halliburton’s use of the KBR Patents or KBR Other IP. As used in this Section 8.3, “Appropriate Members of the KBR Group” means the member or members of the KBR Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the loss from and against which indemnity is provided.

SECTION 8.4 Procedures for Indemnification of Third Party Claims

(a) If any Person entitled to indemnification hereunder (“Indemnitee”) shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Halliburton Group or the KBR Group of any claims or of the commencement by any such Person of any action (collectively, a “Third Party Claim”) with respect to which any party (an “Indemnifying Party”) may be obligated to provide indemnification to such Indemnitee pursuant to this Article VIII, such Indemnitee shall give such Indemnifying Party written notice thereof within twenty (20) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 8.4(a) shall not relieve the related Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim for which indemnification is available under this Article VIII. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 8.4(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of a Third Party Claim for which indemnification is available under this Article VIII but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim for which indemnification is available under this Article VIII, or fails to notify an Indemnitee of its election as provided in Section 8.4(b), such Indemnitee may defend such Third Party Claim at the cost and expense (including allocated costs of in-house counsel and other personnel) of the Indemnifying Party.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim for which indemnification is available under this Article VIII in accordance with the terms of this Agreement, no Indemnitee may settle or compromise such Third Party Claim without the consent of the Indemnifying Party.

(e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of an Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against such Indemnitee.

(f) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim under this Article VIII, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 8.4 and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the costs of any interest or penalties relating to any judgment or settlement.

SECTION 8.5 Mitigation of Damages. The parties each agree to attempt to mitigate, and to cause each of their respective Affiliates to attempt to mitigate, any Losses that such party may suffer as a consequence of any matter giving rise to a right to indemnification under this Article VIII by taking all actions which a reasonable person would undertake to minimize or alleviate the amount of Losses and the consequences thereof, as if such person would be required to suffer the entire amount of such Losses and the consequences thereof by itself, without recourse to any remedy against another person, including pursuant to any right of indemnification hereunder.

ARTICLE IX

TERM AND TERMINATION

SECTION 9.1 Term. This Agreement shall be effective as of the IPO Closing Date and shall continue until the last to expire of the KBR Patents or Halliburton Patents. The licenses to use the trade secrets and know-how which are part of the KBR Licensed Other IP or Halliburton Licensed Other IP shall survive the expiration of this Agreement, except to the extent any such license is earlier terminated under this Article IX.

SECTION 9.2 Termination.

(a) KBR may terminate this Agreement including any licenses granted in Article III if Halliburton fails to cure a material breach of this Agreement within sixty (60) days after Halliburton’s receipt of written notice of the alleged breach, specifying the provisions of the Agreement at issue and the actions or omissions alleged to constitute a material breach.

(b) Halliburton may terminate this Agreement including any licenses granted in Article IV if KBR fails to cure a material breach of this Agreement within sixty (60) days after KBR’s receipt of written notice of the alleged breach, specifying the provisions of the Agreement at issue and the actions or omissions alleged to constitute a material breach.

(c) KBR may terminate this Agreement including any licenses granted in Article III upon written notice with respect to Halliburton if there has been a Change of Control of Halliburton where the Person acquiring a controlling interest is a competitor of KBR; provided, however, such termination shall be limited only to the particular entity that has undergone a Change of Control. Halliburton may terminate this Agreement including any licenses granted in Article IV upon written notice with respect to KBR if there has been a Change of Control of KBR where the Person acquiring a controlling interest is a competitor of Halliburton; provided, however, such termination shall be limited only to the particular entity that has undergone a Change of Control.

(d) The provisions of Articles 6, 7, 8, 9 and 10 shall survive the earlier termination of this Agreement.

(e) Notwithstanding any termination of this Agreement, any sublicense extended to an Oil and Gas Producing Company, a Coal Producing and Processing Company, a Refining or Industrial Processing Company, or a Government and

Infrastructure Person and/or any rights to use by KBR or Halliburton under Sections 3.1, 3.2, 4.1, or 4.2 to which a party has already become committed for a particular project to an Oil and Gas Producing Company, a Coal Producing and Processing Company, a Refining or Industrial Processing Company, or a Government and Infrastructure Person, shall continue in full force and effect so long as all required payments are made and the participants in the project(s) continue to abide by all other applicable terms and conditions which survive such termination.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.1 Effect if IPO does not Occur. If the IPO does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the IPO Closing Date, or otherwise in connection with the IPO, shall not be taken or occur except to the extent specifically agreed by the parties.

SECTION 10.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating a fiduciary relationship, a relationship of principal and agent, partnership or joint venture between the parties, the understanding and agreement being that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein. This Agreement shall be binding upon and inure solely to the benefit of and be enforceable by each party and its respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.3 Incorporation of Separation Agreement Provisions. If a dispute, claim or controversy results from or arises out of or in connection with this Agreement, the parties agree to use the procedures set forth in Article VII of the Separation Agreement in lieu of other available remedies, to resolve same. The provisions of Sections 9.1 (Limitation of Liability) and 9.5 (Notices) of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 10.3 to an “Article” or a “Section” shall mean Articles or Sections of the Separation Agreement, and, except as expressly set forth herein, references in the material incorporated herein by reference shall be references to the Separation Agreement).

SECTION 10.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the United States and the State of Texas, irrespective of the choice of law principles of the State of Texas, as to all matters, including matters of validity, construction, effect, performance and remedies. The parties hereby agree to submit to the exclusive jurisdiction of the state and federal courts located in Houston, Texas, in connection with any action or other proceeding relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives and agrees not to make, to the fullest extent permitted by law, any objection which it may now or hereafter have to the jurisdiction of any such court or to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 10.5 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest possible extent.

SECTION 10.6 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

SECTION 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by a party without the prior written consent of the other party, except that either party may at any time assign any or all of its rights or obligations hereunder to one of its wholly owned subsidiaries (but no such assignment shall relieve such party of any of its obligations under this Agreement).

SECTION 10.8 No Strict Construction. The language this Agreement uses shall be deemed to be the language the parties hereto have chosen to reflect their mutual intent, and no rule of strict construction or presumption based upon the party that has drafted this Agreement shall be applied against any party hereto.

SECTION 10.9 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

SECTION 10.10 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Intellectual Property Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

HALLIBURTON COMPANY

By:	/s/ C. Christopher Gaut
Name:	C. Christopher Gaut
Title:	Executive Vice President and Chief Financial Officer

KBR, INC.

By:	/s/ William P. Utt
Name:	William P. Utt
Title:	President & CEO